Exhibit 99.1

LOUIS SILVERMAN APPOINTED TO STAAR SURGICAL BOARD OF DIRECTORS

Appointment of Healthcare Industry Leader Expands STAAR’s Board to Eight

MONROVIA, CA, September 15, 2014 — STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, today announced that its Board of Directors has appointed Louis E. Silverman, to the Company’s Board.

Mr. Silverman is currently the Chairman and CEO of privately held Advanced ICU Care, Inc. a rapidly growing technology enabled health care services company providing tele-ICU monitoring services to hospitals nationwide. Previously, Mr. Silverman was CEO of Marina Medical, Inc. where he achieved a successful exit for the privately held Company, and President and CEO of Qualcomm-backed health care start-up LifeComm. Mr. Silverman has also served as COO of Corvel Corporation, a publicly traded national managed care services/technology company that generated seven consecutive years of revenue and earnings growth during his tenure, and he has advised private equity investors on healthcare technology and services portfolio investments as well as boards of directors on growth and general corporate strategy initiatives.

For eight years, Mr. Silverman also served as the President and CEO of Quality Systems, Inc., a publicly traded developer of medical and dental practice management and patient records software. During his tenure, the Company’s revenue increased from an annualized run rate of approximately $35 million to an annualized revenue run rate of $250 million and an increase in the Company’s market capitalization from approximately $45 million to approximately $1.2 billion. The Company was named to the Forbes 200 list of Best Small Companies during each year of his tenure.

“Lou Silverman has a tremendous track record in developing strategies that generate shareholder value,” said Mark Logan, Chairman of the Board of STAAR Surgical. “In addition to his proven leadership as the CEO of several growth companies in the healthcare industry, Lou has been an active participant on the Board of Directors of several high growth companies including Questcor Pharmaceuticals, which was recently acquired by Mallinkrodt plc for $5.8 billion. We believe Lou’s executive leadership experience with high growth healthcare companies will provide valuable perspective to our Board and we look forward to his contributions.”

“STAAR Surgical is at an inflection point in the Company’s development as it continues to gain refractive procedure market share,” said Mr. Silverman. “I look forward to working with the Board of Directors and the management to capitalize on the Company’s growth opportunities while continuing to build returns for shareholders.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 450,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 335 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk	Nicole Kruse
	415-652-9100	212-850-6025

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